Exhibit 4.2

DESCRIPTION OF OUR SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Eagle Point Trinity Senior Secured Lending Company (the “Fund,” “we,” "our," or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: shares of beneficial interest, par value $0.001 per share.

The following description is based on relevant portions of Delaware law and on our Declaration of Trust (as amended and/or restated from time to time, the “Declaration of Trust”) and our Bylaws (as amended and/or restated from time to time, the “Bylaws”). This description may not contain all of the information that is important to you and is qualified in its entirety by, and should be read in conjunction with, relevant portions of Delaware law and our Declaration of Trust and Bylaws. We refer you to Delaware law and our Declaration of Truste and Bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Shares of Beneficial Interest

Our Declaration of Trust authorizes our issuance of an unlimited number of shares of beneficial interest. Shareholders are entitled to the same limitation of personal liability extended to Shareholders of private corporations organized for profit incorporated in the State of Delaware and therefore generally will not be personally liable for our debts or obligations.

Common Shares

Under the terms of the Declaration of Trust, all shares, when consideration for the Shares is received by us, will be fully paid and nonassessable. Dividends and distributions may be paid to Shareholders if, as and when authorized and declared by the Board of Trustees. Except as otherwise provided by the Board of Trustees, Shares will have no preemptive or other right to subscribe to any additional Shares or other securities issued by us. The Declaration of Trust provides that the Board of Trustees shall have the power to cause us to repurchase or redeem shares. In the event of our dissolution, after we pay or adequately provides for the payment of all of our claims and obligations, and upon the receipt of such releases, indemnities and refunding agreements deemed necessary by the Board, each Share will be entitled to receive, according to its respective rights, a pro rata portion of our assets available for distribution, subject to any preferential rights of holders of our outstanding preferred shares, if any. Each whole Share will be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share will be entitled to a proportionate fractional vote. Shareholders shall be entitled to vote on all matters on which a vote of Shareholders is required by the 1940 Act, the Declaration of Trust or a resolution of the Board of Trustees. There will be no cumulative voting in the election of or removal of Trustees. Under the Declaration of Trust, we shall hold Shareholder meetings to the extent required by the 1940 Act, regulation, or pursuant to special meetings called by the Board of Trustees or a majority of Shareholders.

Certain Provisions in the Declaration of Trust and Bylaws

The information contained under this heading is only a summary. Please refer to the provisions in our Declaration of Trust and Bylaws for more information.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Pursuant to the Declaration of Trust, our Trustees and officers aren’t subject in such capacity to any personal liability to us or Shareholders, unless the liability arises from bad faith, willful misfeasance, gross negligence or reckless disregard for the Trustee’s or officer’s duty.

Except as otherwise provided in the Declaration of Trust, we will indemnify and hold harmless any of our current or former Trustees or officers against any liabilities and expenses (including reasonable attorneys’ fees) relating to the defense of any claim, action, suit or proceeding with which such person is involved or threatened while and with respect to acting in the capacity of a Trustee or officer of ours, except with respect to matters in which such person did not act in good faith in the reasonable belief that his or her action was in our best interest. In accordance with the 1940 Act, we will not indemnify any Trustee or officer for any liability to which such person would be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of his or her position. We will provide indemnification to Trustees and officers prior to a final determination regarding entitlement to indemnification as described in the Declaration of Trust.

Pursuant to the Declaration of Trust, we will advance the expenses of defending any action for which indemnification is sought if we receive an undertaking by the indemnitee which provides that the indemnitee will reimburse us unless it is subsequently determined that the indemnitee is entitled to such indemnification.

Number of Trustees; Appointment of Trustees; Vacancies; Removal

The Declaration of Trust provides that the number of Trustees shall be no less than one (1) and no more than nine (9), as determined in writing by a majority of the Trustees then in office. As set forth in the Declaration of Trust, a Trustee’s term of office shall continue until his or her death, resignation or removal. Subject to the provisions of the 1940 Act, individuals may be appointed by the Trustees at any time to fill vacancies on the Board by the appointment of such persons by a majority of the Trustees then in office. Each Trustee shall hold office until his or her successor shall have been appointed pursuant to the Declaration of Trust. Trustees shall be elected by the affirmative vote of a plurality of the Shares voted at a meeting of the Shareholders to the extent Shareholders are entitled to vote to elect Trustees.

Trustee may be removed from office for cause only, and not without cause, by action taken by a majority of the remaining Trustees or by the holders of at least a majority of the Shares then entitled to vote in an election of such Trustee. As set forth in the Declaration of Trust, a Trustee’s term of office shall continue until his or her death, resignation or removal.

Action by Shareholders

Under the Declaration of Trust and Bylaws, Shareholder action can be taken at an annual or special meeting of Shareholders or by written consent. In addition, our Declaration of Trust prohibits derivative actions on our behalf by any person who is not a Trustee or a Shareholder of ours, except that such provision does not apply to any claims asserted under the U.S. federal securities laws including the 1940 Act.

No Shareholder may maintain a derivative action on our behalf unless holders of at least a majority of the outstanding shares join in the bringing of such action. A Shareholder may bring a derivative action on our behalf only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if, and only if, a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Act); and (ii) unless a demand is not required under clause (i) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustees determine not to bring such action. The foregoing requirements shall not apply to any claims brought under federal securities law, or the rules and regulations thereunder.

The Declaration of Trust provides that the state courts in Delaware shall be the exclusive forum in which certain types of litigation (excluding claims arising under federal securities laws) may be brought, which may require Shareholders to have to bring an action in an inconvenient or less favorable forum. In addition, the Declaration of Trust provides that claims arising under federal securities laws must be brought in federal court. Further, there may be questions regarding the enforceability of this provision because the Securities Act and the 1940 Act allow claims to be brought in state and federal courts.

The Declaration of Trust provides that Shareholders waive any and all right to trial by jury in any claim, suit, action or proceeding.

Amendment of Declaration of Trust and Bylaws

Subject to the provisions of the 1940 Act and except as provided in the Declaration of Trust, the Board of Trustees may amend the Declaration of Trust without any vote of Shareholders. Pursuant to the Declaration of Trust and Bylaws and subject to the provisions therein, the Board of Trustees has the exclusive power to amend or repeal the bylaws or adopt new bylaws.

No Appraisal Rights

In certain extraordinary transactions, some jurisdictions provide the right to dissenting shareholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. The Declaration of Trust provides that Shares shall not entitle Shareholders to appraisal rights.

Conflict with Applicable Laws and Regulations

The Declaration of Trust provides that if and to the extent that any provision of the Declaration of Trust conflicts with any provision of the 1940 Act, the RIC provisions of the Code, and the regulations thereunder, the Delaware Statutory Trust Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination.

Change of Control Provisions

Our Declaration of Trust includes provisions that could have the effect of limiting the ability of entities or persons to acquire control of us or to change the composition of the Board of Trustees. Such attempts could have the effect of increasing our expenses and disrupting our normal operation.

The Declaration of Trust grants special approval rights with respect to certain matters to members of the Board of Trustees who qualify as “Continuing Trustees,” which term means trustees who either (i) have been members of the Board of Trustees for a period of at least 36 months (or since the commencement of our operations, if less than 36 months) or (ii) were nominated to serve as members of the Board of Trustees by a majority of the Continuing Trustees then members of the Board of Trustees.

The Declaration of Trust requires the affirmative vote or consent of a majority of the Board of Trustees and 75% of the Continuing Trustees to authorize certain of our transactions, including a merger, consolidation, share exchange, dissolution, liquidation or termination of us.

The Board of Trustees may from time to time grant other voting rights to Shareholders with respect to these and other matters, certain of which are required by the 1940 Act.

The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a third party. These provisions also provide, however, the advantage of potentially requiring persons seeking control of us to negotiate with its management regarding the price to be paid and facilitating the continuity of our investment objective and policies. The provisions of the Declaration of Trust and

Bylaws could have the effect of discouraging a third party from seeking to obtain control of us. The Board of Trustees has considered the foregoing anti-takeover provisions and concluded that they are in the best interests of us and our Shareholders.

For the purposes of calculating “a majority of the outstanding voting securities” under the Declaration of Trust, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or the Declaration of Trust, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

The Board of Trustees has determined that provisions with respect to the Board of Trustees and the Shareholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interests of Shareholders generally.

Books and Reports

The Fund is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.

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